Exhibit 99.1

News Release

Contacts:

Media Relations

Cristi Allen

913-315-1092

cristi.i.allen@sprint.com

Investor Relations

Yijing Brentano

800-259-3755

investor.relations@sprint.com

SPRINT NEXTEL REPORTS

FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Added nearly 1.1 million total wireless subscribers including net postpaid subscriber additions –

both bests in nearly five years –

and highest ever fourth quarter prepaid net subscriber additions

•	Best ever fourth quarter and annual postpaid churn results

•	Twelfth consecutive quarter of improvement in Customer Care Satisfaction and First Call Resolution

•	Sequential and year-over-year total quarterly net operating revenue growth

•	Free Cash Flow* of $913 million in the fourth quarter and $2.5 billion for 2010

The company’s fourth quarter and full year 2010 earnings conference call will be held at 8 a.m. EST today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 38599868, or may listen via the Internet at www.sprint.com/investor.

OVERLAND PARK, Kan. – Feb. 10, 2011 – Sprint Nextel Corp. (NYSE: S) today reported that during the fourth quarter of 2010, the company achieved its best total company wireless subscriber additions and net postpaid additions since the first and second quarters of 2006, respectively. The company added nearly 1.1 million total wireless subscribers driven by net postpaid subscriber additions of 58,000, which include net subscriber additions of 519,000 for the Sprint brand - and the company’s best ever fourth quarter prepaid net subscriber additions of 646,000. The company delivered postpaid churn of 1.86 percent - the best postpaid churn result Sprint has reported in the fourth quarter of any year. Sprint achieved its best ever annual postpaid churn of 1.95 percent in 2010.

Sprint generated $913 million of Free Cash Flow* in the quarter, and $2.5 billion for full year 2010. As of December 31, 2010, the company had nearly $5.5 billion in cash, cash equivalents and short-term investments. Sprint reported fourth quarter consolidated net operating revenues of approximately $8.3 billion, which is a 6 percent increase from the same quarter a year ago, and an operating loss of $139 million, a 74 percent improvement from the year ago period. The company also reported a net loss of $929 million and a diluted loss per share of 31 cents for the quarter. Full year 2010 results included consolidated net operating revenues of $32.6 billion, an operating loss of $595 million, which is a 57 percent improvement compared to 2009, and a diluted loss per share of $1.16.

“I am pleased with the progress Sprint made in 2010 in each of our three focus areas. Sprint’s customer experience and brand continued to strengthen during the year, and we generated excellent cash flow,” said Dan Hesse, Sprint CEO. “It had been almost five years since we added over a million customers in a quarter, and the annual improvement in postpaid subscriber results of 2.7 million vs. the previous year is unprecedented in the history of the U.S. wireless industry.”

Sprint continues to receive recognition for customer service leadership from prominent and well-read consumer publications and organizations including recent recognition by Vocal Laboratories Inc. (Vocalabs), which found that in 2010 Sprint moved to first place among its peers in call satisfaction and first call resolution, among surveyed customers. Frost & Sullivan also praised Sprint with awards for Value Enhancement in Mobile Advertising and Green Excellence in Mobile & Wireless. The HTC EVOTM 4G’s award-winning streak continued when it was selected for Good Housekeeping’s Very Innovative Products Award, which recognizes products that are ingenious breakthroughs.

Sprint’s multi-brand prepaid strategy again made significant contributions to the company’s subscriber growth. Focusing on value and simplicity, Sprint prepaid brands like Assurance WirelessSM and Virgin Mobile offer consumers affordable choices and alternatives to long-term wireless contracts. Innovative offers like Boost Mobile’s Monthly Unlimited with Shrinkage, a loyalty program that allows customers to reduce their bills after six on-time payments, have helped Sprint’s prepaid brands differentiate themselves in a rapidly growing market. In 2010, Sprint added more than 1.6 million prepaid subscribers to its networks and now serves 12.3 million prepaid subscribers.

“We have momentum entering 2011, and in addition to offering our customers simplicity and value with our unlimited data plans, we will continue to focus on device leadership, especially in 4G, as our 18 4G devices leads the industry by a wide margin,” Hesse said.

Sprint offers more 4G products than any other wireless carrier in the United States, including three handsets. During fourth quarter 2010, Sprint officially launched the embedded 3G/4G netbook and notebook, DellTM InspironTM Mini 10 (1012) and DellTM InspironTM 11z. Last month, Sprint also announced the availability of the MiFi® 3G/4G Mobile Hotspot by Novatel Wireless and the HTC EVOTM Shift 4G. Sprint launched 4G service in 16 new markets during the quarter, including New York, San Francisco, Miami and Los Angeles. Sprint 4G is now available in 71 markets, reaching more than 110 million people.

Sprint also launched three exciting Android devices featuring integrated Sprint ID: LG Optimus STM, Sanyo ZioTM by Kyocera, and Samsung TransformTM. Sprint ID, introduced in October, is a user-friendly way for customers to personalize their AndroidTM experience, conveniently downloading ID packs that feature applications, screensavers and more. Sprint has collaborated on the development of Sprint ID packs with ESPN, HSN and MTV and previously announced its collaboration with BodyMedia, Inc., among others.

CONSOLIDATED RESULTS

TABLE NO. 1 Selected Unaudited Financial Data (dollars in millions, except per share data)

	Quarter To Date			Year To Date
Financial Data	December 31, 2010	December 31, 2009	% Δ	December 31, 2010	December 31, 2009	% Δ
Net operating revenues	$8,301	$7,868	6%	$32,563	$32,260	1%

Adjusted OIBDA*	$1,315	$1,409	(7)%	$5,633	$6,407	(12)%

Adjusted OIBDA margin*	17.6%	19.1%		18.9%	21.1%

Operating loss	$(139)	$(544)	74%	$(595)	$(1,398)	57%

Net loss (1)	$(929)	$(980)	5%	$(3,465)	$(2,436)	(42)%

Diluted loss per common share (1)	$(0.31)	$(0.34)	9%	$(1.16)	$(0.84)	(38)%

Capital Expenditures (2)	$608	$554	10%	$1,926	$1,597	21%

Free Cash Flow*	$913	$666	37%	$2,512	$2,802	(10)%

•

Consolidated net operating revenues of $8.3 billion for the quarter were 6 percent higher than in the fourth quarter of 2009 and almost 2 percent higher than in the third quarter of 2010. The quarterly year-over-year improvement was primarily due to increases from fourth quarter 2009 acquisitions of Virgin Mobile and iPCS, higher equipment revenues, and prepaid Boost service revenues partially offset by lower postpaid wireless service revenues and wireline revenues. The quarterly sequential improvement was primarily due to higher equipment and wireless service revenues partially offset by lower wireline revenues.

•

Adjusted OIBDA* was $1.3 billion for the quarter, compared to $1.4 billion for the fourth quarter of 2009 and $1.3 billion for the third quarter of 2010. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to higher subsidy costs from the increased volume of handset sales and associated sales expenses resulting from higher retail subscriber gross additions. For the sequential quarter comparison, Adjusted OIBDA* remained relatively flat as improvements in wireless service revenue and seasonally lower cost of service offset higher subsidy and selling costs resulting from continued improvement in retail subscriber gross additions.

•

Capital expenditures were $608 million in the quarter, compared to $554 million in the fourth quarter of 2009 and $462 million in the third quarter of 2010. Wireless capital expenditures were $473 million in the fourth quarter of 2010, compared to $427 million in the fourth quarter of 2009 and $341 million in the third quarter of 2010. During the quarter, the company invested primarily in coverage and data capacity to maintain a competitive position in mobile broadband and overall network quality. Wireline capital expenditures were $67 million in the fourth quarter of 2010, compared to $62 million in the fourth quarter of 2009 and $59 million in the third quarter of 2010.

•

Free Cash Flow* was $913 million for the quarter, compared to $666 million for the fourth quarter of 2009 and $384 million for the third quarter of 2010. The quarterly year-over-year improvement was primarily due to favorable working capital changes, which include one-time federal tax stimulus refunds of approximately $153 million. Sequential quarterly Free Cash Flow* improved primarily as a result of favorable working capital changes including one-time federal tax stimulus refunds and lower interest payments as compared to the third quarter.

WIRELESS RESULTS

TABLE NO. 2 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2010	December 31, 2009	% Δ	December 31, 2010	December 31, 2009	% Δ
Net operating revenues	$7,360	$6,816	8%	$28,597	$27,786	3%

Adjusted OIBDA*	$1,046	$1,152	(9)%	$4,531	$5,198	(13)%

Adjusted OIBDA margin*	16.0%	18.2%		17.5%	20.1%

Capital Expenditures (2)	$473	$427	11%	$1,444	$1,161	24%

Wireless Customers

•

The company served 49.9 million customers at the end of the fourth quarter of 2010. This includes 33.1 million postpaid subscribers (27.07 million via the Sprint brand on CDMA, 5.67 million on iDEN, and 374,000 PowerSource users who utilize both networks), 12.3 million prepaid subscribers (8.53 million on CDMA and 3.74 million on iDEN) and approximately 4.5 million wholesale and affiliate subscribers, all of whom utilize our CDMA network.

•

For the quarter, Sprint added a total of approximately 1.1 million net wireless customers including net additions of approximately 704,000 retail subscribers and net additions of 393,000 wholesale and affiliate subscribers.

•

Sprint added 58,000 net postpaid subscribers during the quarter, the first quarter with postpaid net additions since the second quarter of 2007. The company improved net postpaid subscriber additions by 562,000 compared to fourth quarter of 2009 and 165,000 compared to third quarter of 2010.

•

The CDMA network added approximately 453,000 postpaid customers during the quarter, which includes net losses of 66,000 PowerSource customers. Excluding PowerSource customer losses, the Sprint brand added 519,000 postpaid wireless subscribers. The iDEN network lost 395,000 postpaid customers in the quarter.

•	The company added a net 646,000 prepaid subscribers during the quarter, which includes net additions of 1.4 million prepaid CDMA customers, offset by net losses of 768,000 prepaid iDEN customers.

•	The credit quality of Sprint’s end-of-period postpaid customers remained strong year-over-year and sequentially at approximately 84 percent prime.

Wireless Churn

•

Postpaid churn for the quarter was 1.86 percent, compared to 2.11 percent for the year-ago period and 1.93 percent for the third quarter of 2010. The quarterly year-over-year improvement in postpaid churn is primarily due to progress in brand health, handset offerings and overall customer perception. Sequentially, postpaid churn also benefited from historical fourth quarter seasonality.

•	Approximately 10 percent of postpaid customers upgraded their handsets during the fourth quarter, reflecting strong demand for Sprint’s handset portfolio and continued strength in contract renewals.

•

Prepaid churn for the fourth quarter of 2010 was 4.93 percent, compared to 5.56 percent for the year-ago period and 5.32 percent for the third quarter of 2010. The year-over-year and sequential improvements in prepaid churn were primarily a result of the predominance of Boost Monthly Unlimited subscribers on CDMA and Assurance WirelessSM customers, who on average have lower churn than that of Virgin Mobile customers.

Wireless Service Revenues

•

Retail wireless service revenues of $6.5 billion for the quarter increased by almost 4 percent compared to the fourth quarter of 2009 and increased by more than 1 percent compared to the third quarter of 2010. The quarterly year-over-year improvement is primarily due to an increased number of prepaid subscribers as a result of the success of the Boost Monthly Unlimited offering, additional market launches of Assurance WirelessSM and re-launch of the Virgin Mobile brand, partially offset by net losses of postpaid subscribers since the fourth quarter 2009. Acquisitions completed in the latter part of the fourth quarter of 2009 also contributed to the year-over-year improvement. Quarterly sequential retail wireless service revenues increased primarily as a result of growth in prepaid.

•

Wireless postpaid ARPU remained flat for each of the quarterly year-over-year and sequential periods at approximately $55. For the quarter year-over-year, higher monthly recurring revenues as a result of the greater popularity of fixed-rate bundle plans and premium data add-on charges offset lower overage, casual data and text revenues. Quarterly sequential growth in premium data add-on revenue and lower care credits offset seasonally lower overage and roaming revenues.

•

Prepaid ARPU for the quarter was approximately $28, compared to $31 in the year-ago period and $28 in the third quarter of 2010. The quarterly year-over-year decline is due to the increased number of Assurance WirelessSM customers and the inclusion of Virgin Mobile customers who have lower ARPU than that of Boost Mobile customers.

•

Wholesale, affiliate and other revenues were down $40 million, compared to the year-ago period, and increased slightly sequentially. Service revenues in wholesale, affiliate and other revenues declined year-over-year as revenues from Virgin Mobile and iPCS, Inc. are now included in wireless retail revenues following the acquisitions in the fourth quarter of 2009. The quarterly year-over-year decline is partially offset by growth of wholesale revenues from prepaid MVNOs and wholesale revenues from our 3G MVNO relationship with Clearwire.

Wireless Operating Expenses and Adjusted OIBDA*

•	Total wireless operating expenses were $7.6 billion in the fourth quarter, compared to $7.5 billion in the year-ago period and in the third quarter of 2010, respectively.

•

Wireless equipment subsidy in the fourth quarter was almost $1.2 billion (equipment revenue of $830 million, less cost of products of $2.01 billion), compared to approximately $960 million in the year-ago period and almost $1.1 billion in the third quarter of 2010. The quarterly year-over-year increase in subsidy is primarily associated with postpaid gross additions and upgrades and prepaid gross additions. Within postpaid the increase in subsidy is due to a greater mix of smartphones, which on average carry a higher subsidy rate per handset. Within prepaid the increase in the number of handsets sold is a result of the acquisition of Virgin Mobile and subsequent brand launches associated with the company’s prepaid multi-brand strategy. Quarterly sequential subsidy increased primarily as a result of continued improvement in retail subscriber gross additions.

•

Wireless SG&A expenses increased over 1 percent year-over-year and increased approximately 5 percent sequentially. Quarterly year-over-year SG&A expenses increased primarily due to increased gross additions and upgrades, partially offset by improvement in general and administrative expenses. Quarterly sequential SG&A increased as a result of increased sales and marketing spend driven by higher retail gross additions and upgrades and higher media spend.

•

Adjusted OIBDA* of approximately $1.0 billion in the fourth quarter of 2010 compares to $1.2 billion in the fourth quarter of 2009 and $1.1 billion in the third quarter of 2010. The quarterly year-over-year decline in Adjusted OIBDA* was primarily due to higher subsidy and sales expenses, partially offset by higher prepaid service revenues. Quarterly sequential Adjusted OIBDA* declined primarily as a result of higher subsidy costs, higher sales and marketing expenses, partially offset by increased retail service revenues and lower cost of service.

WIRELINE RESULTS

TABLE NO. 3 Selected Unaudited Financial Data (dollars in millions)

	Quarter To Date			Year To Date
Financial Data	December 31, 2010	December 31, 2009	% Δ	December 31, 2010	December 31, 2009	% Δ
Net operating revenues	$1,226	$1,325	(7)%	$5,040	$5,629	(10)%

Adjusted OIBDA*	$267	$259	3%	$1,090	$1,221	(11)%

Adjusted OIBDA margin*	21.8%	19.5%		21.6%	21.7%

Capital Expenditures (2)	$67	$62	8%	$231	$258	(10)%

•

Wireline revenues of $1.2 billion for the quarter declined 7 percent year-over-year as a result of reduced voice volume and rate and lower data revenues. Quarterly sequential wireline revenues were almost 2 percent lower primarily due to reductions in voice volume.

•

Total operating expenses were $1.1 billion in the fourth quarter of 2010. Total operating expenses declined almost 11 percent year-over-year due to continued decline of voice volume, and improvement in SG&A expenses. Quarterly sequential operating expenses declined approximately 1 percent as a result of lower cost of service.

•

Wireline Adjusted OIBDA* was $267 million for the quarter, compared to $259 million in the fourth quarter of 2009 and $271 million reported for the third quarter of 2010. Wireline Adjusted OIBDA* improved quarterly year-over-year as a result of continued focus on cost reductions to offset revenue declines.

Forecast

Sprint Nextel expects postpaid subscriber net additions for the full year 2011 and to improve total wireless subscriber net additions in 2011, as compared to 2010. The company expects full year capital expenditures in 2011 to be approximately $3 billion. In addition, the company expects to continue to generate positive Free Cash Flow* during 2011.

*FINANCIAL MEASURES

Sprint Nextel provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint Nextel provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint Nextel does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint Nextel does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and equity method investments during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, expected performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. The words “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “providing guidance” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, customer and network usage, customer growth and retention, pricing, operating costs, the timing of various events and the economic and regulatory environment.

Future performance cannot be assured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	our ability to attract and retain subscribers;

•	the ability of our competitors to offer products and services at lower prices due to lower cost structures;

•

the effects of vigorous competition on a highly penetrated market, including the impact of competition on the price we are able to charge subscribers for services and equipment we provide and our ability to attract new subscribers and retain existing subscribers; the overall demand for our service offerings, including the impact of decisions of new or existing subscribers between our postpaid and prepaid services offerings and between our two network platforms; and the impact of new, emerging and competing technologies on our business;

•

the ability to generate sufficient cash flow to fully implement our network modernization plan to improve and enhance our networks and service offerings, implement our business strategies and provide competitive new technologies;

•	the effective implementation of our network modernization plan, including timing, technologies, and costs;

•	changes in available technology and the effects of such changes, including product substitutions and deployment costs;

•	our ability to obtain additional financing on terms acceptable to us, or at all;

•	volatility in the trading price of our common stock, current economic conditions and our ability to access capital;

•

the impact of unrelated parties not meeting our business requirements, including a significant adverse change in the ability or willingness of such parties to provide devices or infrastructure equipment for our CDMA network, or Motorola Mobility, Inc.’s or Motorola Solutions Inc.’s ability or willingness to provide related devices, infrastructure equipment and software applications, or to develop new technologies and devices or features, for our iDEN network;

•	the costs and business risks associated with providing new services and entering new geographic markets;

•	the financial performance of Clearwire and its deployment of a 4G network;

•

the impact of difficulties we may encounter in connection with the continued integration of the business and assets of Virgin Mobile, including the risk that these difficulties may limit our ability to fully integrate the operations of this business;

•	the effects of mergers and consolidations and new entrants in the communications industry and unexpected announcements or developments from others in the communications industry;

•	unexpected results of litigation filed against us or our suppliers or vendors;

•	the impact of adverse network performance;

•	the costs or potential customer impacts of compliance with regulatory mandates including, but not limited to, compliance with the FCC’s Report and Order to reconfigure the 800 MHz band;

•	equipment failure, natural disasters, terrorist acts or other breaches of network or information technology security;

•

one or more of the markets in which we compete being impacted by changes in political, economic or other factors such as monetary policy, legal and regulatory changes or other external factors over which we have no control; and

•

other risks referenced from time to time in this report and other filings of ours with the Securities and Exchange Commission, including in Part I, Item IA “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2009, and, when filed, our Form 10-K for the year ended December 31, 2010.

Sprint Nextel believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Sprint Nextel is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this release.

Clearwire’s fourth quarter 2010 results from operations have not yet been finalized. As a result, the amount reflected for Sprint’s share of Clearwire’s results of operations for the quarter ended December 31, 2010, is an estimate and, based upon the finalization of Clearwire’s results, may need to be revised if our estimate materially differs from Clearwire’s actual results. Changes in our estimate, if any, would affect the carrying value of our investment in Clearwire, net loss and basic and diluted loss per common share but would have no effect on Sprint’s operating income, OIBDA*, Adjusted OIBDA* or consolidated statement of cash flows.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel served more than 49.9 million customers at the end of 2010 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance WirelessSM; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. Newsweek ranked Sprint No. 6 in its 2010 Green Rankings, listing it as one of the nation’s greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

###

Sprint Nextel Corporation

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Millions, except per Share Data)

TABLE NO. 4

	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Operating Revenues	$8,301	$8,152	$7,868	$32,563	$32,260

Net Operating Expenses
Cost of services	2,557	2,688	2,649	10,527	10,890
Cost of products	2,011	1,808	1,430	6,965	5,545
Selling, general and administrative	2,418	2,317	2,415	9,438	9,453
Depreciation	1,234	1,304	1,481	5,074	5,827
Amortization	152	248	321	1,174	1,589
Other, net	68	—	116	(20)	354

Total net operating expenses	8,440	8,365	8,412	33,158	33,658

Operating Loss	(139)	(213)	(544)	(595)	(1,398)
Interest expense, net	(341)	(353)	(359)	(1,429)	(1,416)
Equity in losses of unconsolidated investments and other, net (3)	(454)	(292)	(93)	(1,275)	(680)

Loss before Income Taxes	(934)	(858)	(996)	(3,299)	(3,494)
Income tax benefit (expense) (1)	5	(53)	16	(166)	1,058

Net Loss (1)	$(929)	$(911)	$(980)	$(3,465)	$(2,436)

Basic and Diluted Loss Per Common Share (1)	$(0.31)	$(0.30)	$(0.34)	$(1.16)	$(0.84)

Weighted Average Common Shares outstanding	2,991	2,990	2,899	2,988	2,886

Effective Tax Rate (1)	0.5%	-6.2%	1.6%	-5.0%	30.3%

NON-GAAP RECONCILIATION – NET LOSS TO ADJUSTED OIBDA* (Unaudited)

(Millions)

TABLE NO. 5

	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Loss (1)	$(929)	$(911)	$(980)	$(3,465)	$(2,436)
Income tax benefit (expense) (1)	5	(53)	16	(166)	1,058

Loss before Income Taxes	(934)	(858)	(996)	(3,299)	(3,494)
Depreciation	1,234	1,304	1,481	5,074	5,827
Amortization	152	248	321	1,174	1,589
Interest expense, net	341	353	359	1,429	1,416
Equity in losses of unconsolidated investments and other, net (3)	454	292	93	1,275	680

OIBDA*	1,247	1,339	1,258	5,653	6,018
Severance and exit costs (4)	12	—	77	8	400
Gains from asset dispositions and exchanges (5)	(69)	—	(8)	(69)	(68)
Asset impairments and abandonments	125	—	47	125	47
Access costs (6)	—	—	—	(84)	(25)
Acquisitions (7)	—	—	35	—	35

Adjusted OIBDA*	1,315	1,339	1,409	5,633	6,407
Capital expenditures (2)	608	462	554	1,926	1,597

Adjusted OIBDA* less Capex	$707	$877	$855	$3,707	$4,810

Adjusted OIBDA Margin*	17.6%	18.1%	19.1%	18.9%	21.1%

Selected item:
Deferred tax asset valuation allowance (1)	386	365	306	1,418	306

Sprint Nextel Corporation

WIRELESS STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions, except subscriber counts and metrics)

TABLE NO. 6

	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Operating Revenues
Retail service revenue	$6,468	$6,380	$6,239	$25,677	$25,286
Wholesale, affiliate and other service revenue	62	55	102	217	546
Equipment revenue	830	740	475	2,703	1,954

Total net operating revenues	7,360	7,175	6,816	28,597	27,786

Net Operating Expenses
Cost of services	2,038	2,137	2,035	8,288	8,384
Cost of products	2,011	1,808	1,430	6,965	5,545
Selling, general and administrative	2,265	2,165	2,234	8,813	8,694
Depreciation	1,100	1,164	1,337	4,533	5,252
Amortization	149	246	320	1,164	1,586
Other, net	64	—	95	63	280

Total net operating expenses	7,627	7,520	7,451	29,826	29,741

Operating Loss	$(267)	$(345)	$(635)	$(1,229)	$(1,955)

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Operating Loss	$(267)	$(345)	$(635)	$(1,229)	$(1,955)
Severance and exit costs (4)	12	—	62	11	307
Gains from asset dispositions and exchanges (5)	(69)	—	(8)	(69)	(68)
Asset impairments and abandonments	121	—	41	121	41
Acquisitions (7)	—	—	35	—	35
Depreciation	1,100	1,164	1,337	4,533	5,252
Amortization	149	246	320	1,164	1,586

Adjusted OIBDA*	1,046	1,065	1,152	4,531	5,198
Capital expenditures (2)	473	341	427	1,444	1,161

Adjusted OIBDA* less Capex	$573	$724	$725	$3,087	$4,037

Adjusted OIBDA Margin*	16.0%	16.6%	18.2%	17.5%	20.1%

OPERATING STATISTICS
	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Retail Postpaid Subscribers
Service revenue (in millions)	$5,473	$5,440	$5,546	$21,921	$23,205
ARPU	$55	$55	$55	$55	$56
Churn	1.86%	1.93%	2.11%	1.95%	2.15%
Net additions (losses) (in thousands)	58	(107)	(504)	(855)	(3,546)
End of period subscribers (in thousands) (a)	33,112	33,054	33,967	33,112	33,967
Hours per subscriber	15	15	15	15	15

Retail Prepaid Subscribers
Service revenue (in millions)	$995	$940	$693	$3,756	$2,081
ARPU	$28	$28	$31	$28	$33
Churn	4.93%	5.32%	5.56%	5.39%	6.25%
Net additions (in thousands)	646	471	435	1,638	2,552
End of period subscribers (in thousands) (a),(b)	12,277	11,631	10,688	12,277	10,688
Hours per subscriber	15	14	20	15	20

Wholesale and Affiliate Subscribers
Net additions (losses) (in thousands)	393	280	(79)	994	(138)
End of period subscribers (in thousands) (a),(b)	4,521	4,128	3,478	4,521	3,478

Total Subscribers
Net additions (losses) (in thousands)	1,097	644	(148)	1,777	(1,132)
End of period subscribers (in thousands)	49,910	48,813	48,133	49,910	48,133

(a)

Due to the acquisitions of Virgin Mobile USA, Inc. and iPCS, Inc. during the quarter ended December 31, 2009, end of period subscribers reflect the transfer of subscribers from Wholesale and Affiliate to Retail Postpaid and Prepaid prospectively from the date of each acquisition.

(b)

End of period subscribers reflect the sale and transfer of 49,000 subscribers which are not included in net additions, in the third quarter 2010, from Retail Prepaid to Wholesale and Affiliate prospectively from the date of sale.

Sprint Nextel Corporation

WIRELINE STATEMENTS OF OPERATIONS AND STATISTICS (Unaudited)

(Millions)

TABLE NO. 7

	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Operating Revenues
Voice	$542	$554	$611	$2,249	$2,563
Data	123	125	142	519	662
Internet	535	535	548	2,175	2,293
Other	26	31	24	97	111

Total net operating revenues	1,226	1,245	1,325	5,040	5,629

Net Operating Expenses
Costs of services and products	804	822	887	3,319	3,663
Selling, general and administrative	155	152	179	631	745
Depreciation	135	140	144	543	568
Other, net	4	—	21	(83)	74

Total net operating expenses	1,098	1,114	1,231	4,410	5,050

Operating Income	$128	$131	$94	$630	$579

NON-GAAP RECONCILIATION
	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Operating Income	$128	$131	$94	$630	$579
Severance and exit costs (4)	—	—	15	(3)	93
Asset impairments and abandonments	4	—	6	4	6
Access costs (6)	—	—	—	(84)	(25)
Depreciation	135	140	144	543	568

Adjusted OIBDA*	267	271	259	1,090	1,221
Capital expenditures (2)	67	59	62	231	258

Adjusted OIBDA* less Capex	$200	$212	$197	$859	$963

Adjusted OIBDA Margin*	21.8%	21.8%	19.5%	21.6%	21.7%

Sprint Nextel Corporation

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)

(Millions)

TABLE NO. 8

	Year to Date
	December 31, 2010	December 31, 2009
Operating Activities
Net loss (1)	$(3,465)	$(2,436)
Goodwill and asset impairments	125	47
Depreciation and amortization	6,248	7,416
Provision for losses on accounts receivable	430	398
Share-based compensation expense	70	79
Deferred and other income taxes	230	(850)
Equity in losses of unconsolidated investments and other, net	1,275	680
Gains from asset dispositions and exchanges	(69)	(68)
Contribution to pension plan	—	(200)
Other, net	(29)	(175)

Net cash provided by operating activities	4,815	4,891

Investing Activities
Capital expenditures	(1,935)	(1,603)
Expenditures relating to FCC licenses	(459)	(591)
Change in short-term investments, net	(195)	(77)
Acquisitions, net of cash acquired	—	(560)
Investment in Clearwire	(58)	(1,118)
Proceeds from sales and exchanges of assets	101	115
Other, net	(10)	(10)

Net cash used in investing activities	(2,556)	(3,844)

Financing Activities
Debt financing costs	(51)	—
Proceeds from debt and financings	—	1,303
Repayments of debt and capital lease obligations	(862)	(2,226)
Other, net	8	4

Net cash used in financing activities	(905)	(919)

Net Increase in Cash and Cash Equivalents	1,354	128

Cash and Cash Equivalents, beginning of period	3,819	3,691

Cash and Cash Equivalents, end of period	$5,173	$3,819

RECONCILIATION TO FREE CASH FLOW* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 9

	Quarter Ended			Year to Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Net Cash Provided by Operating Activities	$1,467	$971	$1,215	$4,815	$4,891

Capital expenditures	(523)	(490)	(484)	(1,935)	(1,603)
Expenditures relating to FCC licenses	(103)	(108)	(120)	(459)	(591)
Proceeds from sales and exchanges of assets	76	9	58	101	115
Other investing activities, net	(4)	2	(3)	(10)	(10)

Free Cash Flow*	913	384	666	2,512	2,802

Debt financing costs	—	—	—	(51)	—
Decrease in debt and other, net	(107)	(1)	(1,012)	(862)	(923)
Acquisitions, net of cash acquired	—	—	(560)	—	(560)
Investment in Clearwire	—	—	(1,118)	(58)	(1,118)
Other financing activities, net	1	6	4	8	4

Net Increase (Decrease) in Cash, Cash Equivalents and Short-Term Investments	$807	$389	$(2,020)	$1,549	$205

Sprint Nextel Corporation

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Millions)

TABLE NO. 10

	December 31, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$5,173	$3,819
Short-term investments	300	105
Accounts and notes receivable, net	3,036	2,996
Device and accessory inventory	670	628
Deferred tax assets	185	295
Prepaid expenses and other current assets	516	750

Total current assets	9,880	8,593
Investments and other assets	3,856	5,089
Property, plant and equipment, net	15,214	18,280
Goodwill	359	373
FCC licenses and other	20,336	19,911
Definite-lived intangible assets, net	2,009	3,178

Total	$51,654	$55,424

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$2,662	$2,267
Accrued expenses and other current liabilities	3,573	3,750
Current portion of long-term debt, financing and capital lease obligations	1,656	768

Total current liabilities	7,891	6,785
Long-term debt, financing and capital lease obligations	18,535	20,293
Deferred tax liabilities	6,802	6,693
Other liabilities	3,880	3,558

Total liabilities	37,108	37,329

Shareholders’ equity
Common shares	6,016	6,015
Paid-in capital	46,841	46,793
Treasury shares, at cost	(227)	(582)
Accumulated deficit	(37,582)	(33,779)
Accumulated other comprehensive loss	(502)	(352)

Total shareholders’ equity	14,546	18,095

Total	$51,654	$55,424

NET DEBT* (NON-GAAP) (Unaudited)

(Millions)

TABLE NO. 11

	December 31, 2010	December 31, 2009
Total Debt	$20,191	$21,061
Less: Cash and cash equivalents	(5,173)	(3,819)
Less: Short-term investments	(300)	(105)

Net Debt*	$14,718	$17,137

Sprint Nextel Corporation

SCHEDULE OF DEBT (Unaudited)

(Millions)

TABLE NO. 12

			December 31, 2010
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility	3.463%	03/30/2012	$750
6% Notes due 2016	6.000%	12/01/2016	2,000
8.375% Notes due 2017	8.375%	08/15/2017	1,300
9.25% Debentures due 2022	9.250%	04/15/2022	200

Sprint Nextel Corporation			4,250

Sprint Capital Corporation
7.625% Notes due 2011	7.625%	01/30/2011	1,650
8.375% Notes due 2012	8.375%	03/15/2012	2,000
6.9% Notes due 2019	6.900%	05/01/2019	1,729
6.875% Notes due 2028	6.875%	11/15/2028	2,475
8.75% Notes due 2032	8.750%	03/15/2032	2,000

Sprint Capital Corporation			9,854

Nextel Communications Inc.
6.875% Senior Serial Redeemable Notes due 2013	6.875%	10/31/2013	1,473
5.95% Senior Serial Redeemable Notes due 2014	5.950%	03/15/2014	1,170
7.375% Senior Serial Redeemable Notes due 2015	7.375%	08/01/2015	2,137

Nextel Communications Inc.			4,780

iPCS Inc.
First Lien Senior Secured Floating Rate Notes due 2013	2.412%	05/01/2013	300
Second Lien Senior Secured Floating Rate Notes due 2014	3.537%	05/01/2014	181

iPCS Inc.			481

Tower financing obligation	9.500%	01/15/2030	698

Capital lease obligations and other		2012 - 2022	76

TOTAL PRINCIPAL			20,139

Net premiums			52

TOTAL DEBT			$20,191

Sprint Nextel Corporation

RECONCILIATION OF RETAIL POSTPAID NET ADDITIONS (LOSSES) TO SPRINT BRANDED

POSTPAID NET ADDITIONS (LOSSES)

(Thousands)

TABLE NO. 13

	Quarter To Date			Year To Date
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Retail postpaid net additions (losses)	58	(107)	(504)	(855)	(3,546)
Less: iDEN net losses	(395)	(383)	(507)	(1,589)	(2,355)

CDMA net additions (losses)	453	276	3	734	(1,191)
Less (non-Sprint branded net losses):
PowerSource	(66)	(78)	(145)	(352)	(708)
Helio	—	—	(7)	(83)	(7)

Sprint branded net additions (losses)	519	354	155	1,169	(476)

Sprint Nextel Corporation

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1)

Includes the recognition of a non-cash $386 million ($.13 per share), $365 million ($.12 per share), and $1.4 billion ($.47 per share) increase in valuation allowance for deferred taxes in the fourth and third quarters and year-to-date period of 2010, respectively, associated with losses generated during those periods. In the fourth quarter 2009, we recognized a $306 million ($.11 per share) non-cash increase in valuation allowance for deferred taxes associated with losses generated during that period.

(2)

Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures can be found in the condensed consolidated cash flow information on Table No. 8 and the reconciliation to Free Cash Flow* on Table No. 9.

(3)

In the first quarter 2009, a pre-tax charge of $154 million ($96 million after tax) was recorded related to Clearwire’s issuance of shares to other investors, to finalize ownership percentages. In the fourth quarter 2009, in connection with the acquisition of Virgin Mobile, USA, Inc. (VMU), Sprint recognized the estimated fair value of its 14.1% interest in VMU, resulting in a gain of $151 million ($92 million after tax).

(4)	Severance and exit costs are primarily related to work force reductions, lease termination charges, and continued organizational realignment initiatives.

(5)	For the years ended December 31, 2010 and 2009, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.

(6)

Favorable developments during the second quarter of 2010 and third quarter of 2009 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $84 million and $25 million, respectively.

(7)

For the year ended December 31, 2009, included in selling, general and administrative expenses are fourth quarter 2009 costs related to the acquisitions of VMU and iPCS, Inc. (iPCS) which include $11 million in fees paid to unrelated parties necessary to complete the transactions and $24 million for the effective settlement of outstanding litigation between iPCS and Sprint.